Exhibit 5.1

GAETA & EVESON, P.A.

Attorneys at Law

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

(919) 845-2558 Telephone

(919) 518-2146 Facsimile

October 9, 2007

Board of Directors

Uwharrie Capital Corp

132 North First Street

Albemarle, North Carolina 28001

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel for Uwharrie Capital Corp (the “Company”), we are furnishing the following opinion in connection with the proposed issuance by the Company of up to 157,725 shares of its common stock, $1.25 par value per share (the “Common Stock”) pursuant to the Uwharrie Capital Corp 2006 Incentive Stock Option Plan (the “ISO Plan”) and up to 97,308 shares of its Common Stock pursuant to the Uwharrie Capital Corp 2006 Employee Stock Purchase Plan (the “Purchase Plan”). These securities are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), to which this opinion is to be attached as an exhibit.

We have examined the Articles of Incorporation and Bylaws of the Company, the minutes of meetings of its Board of Directors and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for the purposes of this opinion. Based upon such examination, it is our opinion that the 255,033 shares of Common Stock of the Company which are being registered pursuant to the Registration Statement, may be legally issued in accordance with the Company’s Articles of Incorporation and Bylaws, and when so issued and duly delivered against payment therefore pursuant to the ISO Plan or the Purchase Plan, as applicable, as described in the Registration Statement, such shares of Common Stock will be legally issued, fully paid and nonassessable.

We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of North Carolina. The opinion expressed herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

The opinions contained herein have been rendered to you solely in connection with this matter and may not be relied upon for any other purpose. No other person shall be entitled to rely on our statements herein, and you are not entitled to rely on such statements in any other context or for any other purpose. No copy of this letter, or any portion thereof, may be delivered to any other person, or quoted, published or otherwise disseminated, without our prior written consent in each instance.

The opinions contained herein are given as of the date of this letter, and we undertake no responsibility to advise you of any changes that may come to our attention after the date of this letter that may affect our statements expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement that the Company intends to file with the Securities and Exchange Commission. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933 Act.

Yours very truly,

GAETA & EVESON, P.A

/s/ GAETA & EVESON, P.A.